UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 15, 2013

Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio	44062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 632-1666

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02(e): Material Compensatory Plan

At a meeting of the board of directors of The Middlefield Banking Company held on April 15, 2013, the nonemployee members of the board ratified and adopted the recommendation of the Compensation Committee for 2013 award levels for executive officers, including CEO Thomas G. Caldwell, Chief Operating Officer James R. Heslop II, and Chief Financial Officer Donald L. Stacy.

The Annual Incentive Plan is a short-term cash incentive plan that rewards bank employees with additional cash compensation if specified objectives are achieved. For 2013, the bank-wide performance measures have to do with net income and classified loans (that is, reduction of classified loans as a percentage of the sum of Tier 1 capital and the allowance for loan and lease losses). For two executives, including CFO Donald Stacy, the classified loan goal is replaced by a goal having to do with the efficiency ratio, which is non-interest expense divided by the sum of non-interest income and net interest income. Distributions under the plan would be made in cash to the executives in the first quarter of 2014. The Annual Incentive Plan may be terminated by the board of directors at any time.

In reliance on SEC rules and guidance, the precise net income goal, the precise classified asset coverage ratio goal, and the precise efficiency ratio goal are confidential and are therefore withheld.

Item 9.01(d): Exhibits

Exhibit 10.22	Annual Incentive Plan (incorporated by reference to Exhibit 10.22 of Middlefield Banc Corp.’s Form 8-K Current Report filed on June 12, 2012)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: April 17, 2013	/s/ James R. Heslop, II
James R. Heslop, II
Executive Vice President and Chief Operating Officer